EXHIBIT 12.1

                        DAWSON PRODUCTION SERVICES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Years ended March 31,
                                                ---------------------
                                              1995     1996      1997
                                              ----     ----      ----
Earnings:
    Income before income taxes ...........   $1,742   $2,082   $ 8,420
Add back:
    Interest expense .....................      789    1,848     2,313
    Amortization of debt issuance cost ...     --       --          74
    Portion of rent expense representative
        of interest factor ...............       58       84       122
                                             ------   ------   -------
Earnings as adjusted .....................   $2,589   $4,014   $10,929
                                             ======   ======   =======

Fixed charges:
    Interest expense .....................   $  789   $1,848   $ 2,313
    Amortization of debt issuance cost ...     --       --          74
    Portion of rent expense representative
        of interest factor ...............       58       84       122
                                             ------   ------   -------
                                             $  847   $1,932   $ 2,509
                                             ======   ======   =======
Ratio of earnings to fixed charges .......     3.1x     2.1x      4.4x
                                             ======   ======   =======